RIVIERA HOLDINGS CORPORATION
                            RESTRICTED STOCK PLAN

                  1. Purpose. The Riviera Holdings Corporation ("RHC") Restricted Stock Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers and key employees of Riviera Operating Corporation ("ROC") (collectively the "Company") by providing them opportunities to receive restricted shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), or to receive payments based on the increase in value of the Company's Common Stock, pursuant to the Awards described herein.

                  2. Participants. Participants will consist of such officers and key employees of the Company as the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") determines in its sole discretion to be significantly responsible for the success and future growth and profitability of the Company. Designation of a participant in any year shall not require the Company or the Compensation Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Awards as granted to the participant or any other participant in any year. The Company shall consider such factors as it deems pertinent in selecting participants and in determining the amount, type and terms and conditions of their respective Awards.

                  3. Types of Awards. Awards under the Plan may be granted as either (i) restricted stock awards or (ii) phantom stock awards, each as described below (collectively, "Awards"). Each Award shall be made pursuant to a written agreement between the Company and the Award recipient (the "Award Agreement").

                  4. Shares Reserved under the Plan. There is hereby reserved for issuance, as Awards of restricted stock under the Plan and Awards of phantom stock under the Plan, an aggregate of Two Hundred Thousand (200,000) shares of Common Stock, which may be (or in the case of the phantom awards, may represent) treasury or authorized but unissued shares, and which represent five percent (5.0 %) of the issued and outstanding shares of stock of the Company on a fully diluted basis. If there is a lapse, cancellation, expiration, termination or forfeiture of any Award, or if shares are issued under an Award and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance of such shares, the shares subject to such Award may thereafter be subjected to new Awards under this Plan.

                  5. Restricted Stock Awards. Awards of "Restricted Stock" will consist of Common Stock transferred to participants without other payment therefor as additional compensation for services rendered or to be rendered to the Company. Awards of Restricted Stock shall be subject to such terms and conditions as the Company determines to be appropriate at the time of grant, including, without limitation, restrictions on the sale or other disposition of such shares and provisions for the forfeiture of such shares for no consideration upon termination of the participant's employment within specified periods or under certain conditions.

                  6. Phantom Stock Awards. Awards of "Phantom Stock" will consist of Awards that will entitle the holder to receive the appreciation in the Fair Market Value of the shares of Common Stock subject thereto up to a specified date or dates. Payment of such appreciation shall be made in cash or in shares of Common Stock, or a combination thereof, as set forth in the Award. Each Award of Phantom Stock shall be subject to such terms and conditions as the Company determines to be appropriate at the time of grant.

                  7. Shareholder Rights. The recipient of an Award of Restricted Stock or Phantom Stock shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares subject thereto, except to the extent that a certificate shall have been issued and delivered to the participant.

                  8. Adjustment Provisions. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, or other change in corporate structure affecting the Common Stock), the total number of shares reserved for Awards under this Plan shall be appropriately adjusted. The Company may provide for equitable adjustments in the terms of any Awards granted hereunder after changes in any common stock of the Company resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence upon such terms and conditions as it may, in its sole discretion, deem equitable and appropriate; provided, however, that any such adjustment shall not cause the number of shares reserved for Awards under the Plan to exceed ten percent (10%) of the issued and outstanding shares of the stock of the Company on a fully diluted basis.

                  9. Nontransferability. Each Award granted under the Plan to a participant shall, unless otherwise set forth in the Award Agreement, not be transferable otherwise than by will or the laws of descent and distribution.

                  10. Other Provisions. Awards under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other participant) as the Company or the Compensation Committee determines appropriate.

                  11. Fair Market Value. Except as otherwise expressly provided in an Award Agreement, for purposes of this Plan and any Awards hereunder, the "Fair Market Value" of a share of Common Stock shall mean (i) prior to the date of the registration of the Common Stock under the Securities Act of 1933 and of becoming readily tradable on a national securities exchange ("Readily Tradable"), the amount equal to the price of a share of the Company's Common Stock as reflected by the most recently preceding valuation of the shares of Common Stock under the Company's Employee Stock Ownership Plan, after adjusting for a non-marketability and minority interest discount; if applicable, and (ii) on or after the date that the Common Stock is Readily Tradable, the closing price of the Common Stock on the relevant date, as reported on the national securities exchange.

                  12. Tenure. A participant's right, if any, to continue to serve the Company as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan, nor shall this Plan in any way interfere with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the participant from the rate in existence at the time of the grant of an Award.

                  13. Administration. The Plan will be administered by the Company, which shall act through its Board of Directors or the Compensation Committee. The Board of Directors is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan, any Awards granted hereunder, or any related agreements, as it deems necessary or advisable. All determinations and interpretations made by the Board of Directors or the Compensation Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board of Directors or the Compensation Committee, and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by such member of the Board of Directors or Compensation Committee or employee.

                  14. Amendment and Termination. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall change the terms and conditions of any existing Award without the participant's consent.

                  15. Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Nevada (regardless of the law that might otherwise govern under applicable Nevada principles of conflict of laws).

                  16. Approval. The Plan was adopted by the Board of Directors of the Company on October 2, 2000.



















                             CERTIFICATE OF ADOPTION


                  I, Tullio J. Marchionne, Secretary of RIVIERA HOLDINGS CORPORATION (the "Company"), hereby certifies that the Company adopted the RIVIERA HOLDINGS CORPORATION RESTRICTED STOCK PLAN in the form attached hereto, effective as of October 1, 2000.

                  Dated this ______ day of ______, 2001.

                                     RIVIERA HOLDINGS CORPORATION



                       By_________________________________
                                              Secretary

ATTEST:

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